FingerMotion Launches Mobile Device Protection Product in China

NEW YORK, NY, July 15, 2022 (ACCESSWIRE) -- FingerMotion, Inc. (Nasdaq: FNGR), a mobile data and services company, is pleased to announce the launch of the mobile device protection products by FingerMotion’s subsidiary, Shanghai TengLian Jiujiu Information and Communication Technology Co. Ltd (“TengLian”). The distribution of these mobile device protection products has started via Chinese carriers as embedded, value-added features to their device, voice and data plans. The first province in China to launch is Henan with a mobile subscriber base of 90 Million people1 with phased rollouts planned for the remaining provinces in the coming months targeting 1.2 Billion subscribers.2 Based on a total global mobile protection product market size of $53 Billion annually by 20283, and considering that China has one-fifth of the world’s mobile subscribers4, the total mobile protection product market in China is approximately $10.6 Billion dollars annually.

The most prevalent mobile device protection product in the Chinese market until now has been limited to broken screen protection, which provides the consumer with a monetary claim in the event of damage. With the advent of 5G in China, FingerMotion is redefining the marketplace with its suite of next generation, innovative product offerings for mobile carriers which enables enhanced protection of vital components and device trade-in programs. The products are bundled with the subscription plans and offer at least three levels of protection, which can include accidental damage for screens, mechanical breakdown as well as trade-in solutions. These device protection products are available for existing and new subscribers.

FingerMotion and its subsidiaries have multiple years of expertise in servicing the complex workflows within the Chinese telecommunication industry and have successfully launched new products into their ecosystem while maintaining superior levels of customer service. FingerMotion has leveraged its highly differentiated market experience to partner with the global expertise of a NYSE-listed 125-year old Fortune 500 insurance company. Since customer experience is especially important in the hyper-competitive and highly-regulated Chinese market, this exclusive partnership is valuable as it aligns FingerMotion with a very reputable and experienced underwriter in mobile protection products to satisfy claims from device subscribers.

“This latest cooperation agreement with one of the world’s leading mobile device protection companies demonstrates our ability to facilitate innovation by leveraging globally successful business models and customizing them for the unique needs of the Chinese market,” said Martin Shen, CEO of FingerMotion, Inc. “The telcos are estimating robust demand for new smartphones as customers transition to 5G. It is expected that the device protection programs will be transformative to the Company in terms of revenues and profitability, possibly eclipsing the success of our existing core business segments. We should also reiterate that, in the current political landscape, the device protection insurance business which relies on new mobile phone sales, is not a subject of Chinese regulatory scrutiny.”

[1]	https://english.henan.gov.cn/2022/06-30/2478704.html
[2]	https://www.gsma.com/mobileeconomy/china/
[3]	https://www.globenewswire.com/news-release/2022/07/12/2477817/0/en/Mobile-Phone-Insurance-Market-Report-2022-Surge-Of-Data-and-Virus-Protection-is-Propelling-Growth.html
[4]	https://www.gsma.com/newsroom/press-release/number-mobile-subscribers-worldwide-hits-5-billion/

About Finger Motion subsidiary TengLian

TengLian is a digital technology service company that provides long-term e-commerce portal service management to the mobile operators in China. TengLian is authorized to optimize the product and service offerings in the portals, which means it has the capability to effectively integrate products and services within the portal and referrals outside the portal. TengLian also has a customer support function, so that users are able to quickly and efficiently solve their issues.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. It is one of only a few companies in China with access to wholesale rechargeable minutes from China’s largest mobile phone providers to service their consumers. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com

718-269-3366

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